UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 16, 2016

YANGTZE RIVER DEVELOPMENT LIMITED

(Exact name of registrant as specified in its charter)

Nevada	000-55576	27-1636887
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

183 Broadway, Suite 5, New York, NY	10007
(Address of principal executive offices)	(Zip Code)

646-861-3315

Registrant’s telephone number, including area code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 16, 2016, in connection with a Contribution, Conveyance and Assumption Agreement executed on October 3, 2016 (the “Contribution Agreement”), Yangtze River Development Limited (the “Company”) entered into an Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) with Wight International Construction, LLC (“Wight”), whereby the Company acquired 100 million preferred B membership units, representing a 62.5% non-voting equity interest in Wight (“Preferred B Units”), which will be ultimately converted into 100 million LP units in Armada Enterprises LP (“Armada LP”). In exchange, the Company issued a $500 million convertible promissory note (the “Note”) and 50,000,000 shares of the Company’s common stock (“Exchange Shares”) to Wight.

A copy of the Note is attached to this report as Exhibit 10.1 and a copy of the LLC Agreement is attached as Exhibit 10.2 and is incorporated herein by reference.

The LLC Agreement

Dividends.  The Preferred B Units were specifically designated to be issued to the Company in exchange for the Note and Exchange Shares. The Company is entitled to receive dividend distributions from Common LP Units in Armada LP upon conversion of Preferred B Units, at a rate of 5% per annum, whether or not dividends have been declared by the Board of Directors and whether or not there are profits, surplus or other funds available for the payment of such dividends.

Voting Rights. The Company has no right to vote on any matter. Preferred Units will not have any vote on Company matters unless specifically required by the Delaware Limited Liability Company Act.

Conversion. Preferred B Units shall not be convertible into that number of shares of any other units in Wight.

The Note

Interest; Interest Payment. The Note bears interest at a rate of 7% per annum. Interest on the notes accrues from November 16, 2016. Payment of accrued interest shall be deferred until November 16, 2019. The interest accrued on the then outstanding principal amount in the 4th year shall be due and payable at the first business day of the 5th year and the interest accrued on the then outstanding principal amount in the 5th year shall be due and payable at the last business day of the 5th year.

Maturity. The Note will mature on November 16, 2021, except that (i) prior to the last thirty (30) days before the Maturity Date, the Holder shall, upon written notice to the Borrower, have the right to rollover the Note and extend the Maturity Date of the Note from Maturity Date for up to twenty-four (24) months upon the same terms and conditions set forth in the Note; or (ii) earlier conversion by the Holder prior to November 16, 2021; or (iii) Prepayment by the Company prior to November 16, 2021.

Conversion Privilege. Wight may convert their Note at their option at any time prior to November 16, 2021 at $10 per share conversion price upon proper notification to the Company. The conversion price of the Note is fixed at $10 per share. Upon conversion, the Company will satisfy its conversion obligation by paying cash up to the aggregate principal amount of the note being converted and pay or deliver, as the case may be, cash, shares of our common stock or a combination thereof, at the Company’s election, in respect of the remainder, if any, of our conversion obligation in excess of the principal amount of the note being converted.

Prepayment. The Note may be prepaid by the Company, in whole or in part, at any time and from time to time, without premium or penalty, upon 3 days’ prior written notice to Wight.

The foregoing description of the Note and the LLC Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Note and the LLC Agreement, which are attached as Exhibit 10.1 and 10.2 and are incorporated herein by reference.

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Item 2.03 Creation of a Direct Financial Obligation.

The information under Item 1.01 is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

On November 16, 2016, in connection with the Contribution Agreement, the Company issued 50 million shares of its common stock to Wight as a portion of the consideration for 100 million Preferred B Units in Wight. The preferred B unit value of $10 was set to enable a unit-for-unit exchange on the contribution of Wight to Armada Enterprises LP which the Company ultimately obtains, pursuant to the Armada limited partnership agreement where it fixed the minimum annual distribution of 5% at $0.50 per unit based upon a $10 unit price rather than have the minimum annual distribution fluctuate based upon the price.

On November 17, 2016, Wight elected to convert the principal of the Note issued by the Company on November 16, 2016 in connection with the Contribution Agreement to 50 million shares of the Company’s common stock.  Pursuant to the exercise of the conversion rights, the Company issued 50 million shares of the Company’s common stock at the conversion price of $10 per share (“Conversion”).   A copy of the Notice of Conversion is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

As result of the Conversion, Wight now owns 100,000,000 shares of the Company’s common stock with 36.73% of the Company’s voting power. Wight is now the largest shareholder of the Company.

The Conversion and issuance of shares of the Company’s common stock to Wight in accordance with the terms and subject to the conditions set forth in the Contribution Agreement and the Note have been determined to be in reliance on the private offering exemption of Section 4(2) of the Securities Act.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description
Exhibit 10.1	Convertible Promissory Note between Company and Wight International Construction, LLC dated November 16, 2016
Exhibit 10.2	Amended and Restated Limited Liability Company Agreement between Company and Wight International Construction, LLC, dated November 16, 2016
Exhibit 99.1	Notice of Conversion dated November 16, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

YANGTZE RIVER DEVELOPMENT LIMITED

Date: November 23, 2016	By:	/s/ Xiangyao Liu
Xiangyao Liu President & CEO

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